Exhibit 10.99

Waiver Letter

December 18, 2002

BPF Onroerend Goed Lease en Financieringen B.V.

PO Box 55 (PAC EB 5000)

3870 DA Hoevelaken

The Netherlands

Re:	Waiver Letter for Lease Agreement between Modus Media International, B.V. and BPF Onroerend Goed Lease en Financieringen B.V. dated February 4, 2000, and the addendum dated October 18, 2001, including a Corporate Guarantee of Modus Media International, Inc. of Modus Media International BV’s obligations under this Lease agreement,

Modus Media International, B.V. (the “Lessee”) and BPF Onroerend Goed Lease en Financieringen B.V. (the “Lessor”) entered into a lease agreement dated February 4, 2000, and the addendum dated October 18, 2001, including a Corporate Guarantee of Modus Media International, Inc. (“MMI”) of Lessee’s obligations, as amended by the Amendment to Lease Agreement and Waiver Letter dated February 28, 2002 and the Second Amendment to Lease Agreement and Waiver Letter dated December 3, 2002 (the “Lease”).

This Waiver Letter (this “Waiver”) provides for certain waivers to the Lease under the terms and conditions set forth herein. Capitalized terms that are not otherwise defined herein shall have the same meaning herein as in the Lease.

Section 1. Waiver.

MMI and certain of its subsidiaries have agreed to enter into certain refinancing arrangements with financial institutions and other parties whereby these financial institutions and other parties (the “Investors”) will purchase certain notes from MMI and certain of its subsidiaries, including the Lessee. In connection with the refinancing transactions contemplated by MMI and its subsidiaries, the Lessee will enter into a Foreign Note Purchase Agreement among Modus Media International Limited, Modus Media International Pte. Ltd., Modus Media International Ireland (Holdings), the Lessee, various Investors and State Street Bank and Trust Company as collateral agent (the “Foreign Note Purchase Agreement”), as well as other security arrangements ancillary thereto.

In connection with these refinancing arrangements and at the request of the Lessee, the Lessor hereby waives all rights and remedies, solely with respect to the obligation set forth in the Section entitled “Liable Capital” of the Lease that the Lessee will not assume any liability for the obligations of an affiliated company without the Lessor’s prior permission.

[NYC] 388645.1

This Waiver shall be in effect from the date hereof until the maturity date of the Foreign Note Purchase Agreement or other arrangements with the Investors. If the Lessee seeks financing or refinancing that does not involve the Foreign Note Purchase Agreement or the Investors, this Waiver shall be null and void, and the Lessee shall be required to seek an independent waiver from the Lessor.

Section 2. Miscellaneous

All terms, conditions, representations, warranties, covenants and agreements set forth in each of the Lease and the Guarantee, except as herein expressly waived or amended, are hereby ratified and confirmed and shall remain in full force and effect.

Modus Media International, B.V.		Modus Media International, Inc.

/s/ Terence M. Leahy		/s/ Terence M. Leahy
By:	Terence M. Leahy	By:	Terence M. Leahy
Its:		Its:	Chairman

BPF Onroerend Goed Lease en Financieringen B.V.

By:
Its:

[NYC] 388645.1